Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

Jeff Andreson	Claire McAdams
Chief Financial Officer	Headgate Partners LLC
(408) 986-9888	(530) 274-0551
INTEVAC ANNOUNCES FOURTH QUARTER AND
FULL YEAR 2007 FINANCIAL RESULTS
Exceeding Expectations in a Difficult Business Environment
Santa Clara, Calif.—February 5, 2008—Intevac, Inc. (Nasdaq: IVAC) today reported financial results for the fourth quarter and year ended December 31, 2007.
Net loss for the quarter was $2.4 million, or $0.11 per diluted share, on 21.6 million weighted-average shares outstanding. The net loss included $1.7 million of stock-based compensation expense, equivalent to $0.05 per diluted share. Fourth quarter earnings include a $1.5 million one-time gain on the sale of a real estate investment, equivalent to $0.05 per diluted share. For the fourth quarter of 2006, net income was $21.3 million, or $0.97 per diluted share, on 22.1 million weighted average shares outstanding, which included $1.3 million of stock-based compensation expense, equivalent to $0.05 per diluted share.
Revenues for the quarter were $16.8 million, including $10.8 million of Equipment revenues and record Imaging revenues of $6.0 million. As no 200 Lean® systems were shipped in the quarter, equipment revenues consisted of disk lubrication systems, equipment upgrades, spares, consumables and service. Imaging revenues consisted of $4.1 million of research and development contracts and a record $1.9 million of product sales. In the fourth quarter of 2006, revenues were $95.9 million, including $92.8 million of Equipment revenues and $3.1 million of Imaging revenues, which included $331,000 of product sales.
Equipment and Imaging gross margins for the fourth quarter of 2007 rose to 46.7% and 46.7%, respectively, from 40.9% and 37.9% for the fourth quarter of 2006. Equipment margins improved because Equipment revenues were driven primarily by technology upgrades and spares business. Imaging margins improved as a result of securing higher-margin development contracts and an increased percentage of revenue derived from higher-margin product shipments. Consolidated gross margins improved to 46.7%, from 40.8% in the fourth quarter of 2006.
Operating expenses for the quarter totaled $14.9 million, or 89% of revenues, versus $16.9 million, or 17.6% of revenues, in the fourth quarter of 2006 and $16.5 million, or 32.6% of revenues, in the third quarter of 2007. For the third sequential quarter, operating expenses have declined. Total operating expenses decreased versus the fourth quarter of 2006 primarily because of reductions in R&D and general and administrative expenses.
Net income for the full year 2007 was $27.3 million, or $1.23 per diluted share, on 22.2 million weighted-average shares outstanding. Net income included $6.2 million of stock-based compensation expense, equivalent to $0.22 per diluted share, and a $1.5 million one-time gain on the sale of an investment, equivalent to $0.05 per diluted share. For the full year 2006, net income was $46.7 million, or $2.13 per diluted share, on 21.9 million weighted average shares outstanding, which included $3.4 million of stock-based compensation expense, equivalent to $0.13 per diluted share.

Revenues for the full year were $215.8 million, including $196.7 million of Equipment revenues and $19.1 million of Imaging revenues. Equipment revenues consisted of twenty-nine 200 Lean® systems as well as disk lubrication systems, equipment upgrades, spares, consumables and service. Imaging revenues consisted of $13.9 million of research and development contracts and $5.2 million of product sales. For the full year 2006, revenues were $259.9 million, including $248.5 million of Equipment revenues and $11.4 million of Imaging revenues, which included $1.7 million of product sales.
Equipment and Imaging gross margins for the year increased to 44.7% and 42.6%, respectively, from 39.1% and 33.3% in 2006. Equipment margins improved primarily due to record high sales of technology upgrades and spares as well as reduced manufacturing costs. Imaging margins increased primarily as the result of securing higher-margin development contracts, higher factory utilization and an increased percentage of revenue derived from higher-margin product shipments. Consolidated gross margins improved to 44.5%, from 38.8% in 2006.
Operating expenses for the year totaled $68.6 million, or 31.8% of revenues, versus $53.0 million, or 20.4% of revenues, in 2006. Operating expenses grew primarily as the result of increased spending on development of new Equipment products, increased business development expense, legal expenses associated with patent litigation and higher stock-based compensation expense.
Order backlog totaled $34.2 million on December 31, 2007, compared to $31.2 million on September 29, 2007 and $125.0 million on December 31, 2006. Backlog at year end includes two 200 Lean® systems, compared to one on September 29, 2007 and twenty-four on December 31, 2006.
“We delivered stronger-than-expected results for the fourth quarter, as we responded to a challenging market environment by reducing our cost structure without slowing down the development of our future growth products,” commented Kevin Fairbairn, president and chief executive officer of Intevac. “Fourth quarter revenues declined 83% from last year’s record-setting fourth quarter, yet we delivered higher gross margins, lower operating expenses and another profitable quarter for our Imaging business. We also completed the acquisition of Creative Display Systems, which we expect to be accretive to earnings by the end of 2008, to expand our served markets and contribute to the competitiveness of our future night vision products.”
Conference Call Information
The Company will discuss its financial results and outlook in a conference call today at 1:30 p.m. PT (4:30 p.m. ET). To participate in the teleconference, please call toll-free (800) 291-8929 prior to the start time. For international callers, the dial-in number is (706) 634-0478. You may also listen live via the Internet at the Company’s website, www.Intevac.com, under the Investors link, or at www.earnings.com. For those unable to attend, these web sites will host an archive of the call. Additionally, a telephone replay of the call will be available for 48 hours beginning today at 7:30 p.m. ET. You may access the playback by calling (800) 642-1687, or for international callers (706) 645-9291, and providing conference ID 30259361.
About Intevac
Intevac was founded in 1991 and has two businesses: Equipment and Imaging Instrumentation.
Equipment Business: Intevac is a leader in the design, manufacture and marketing of high-productivity “lean” manufacturing systems and has been producing “Lean Thinking” platforms since 1994. We are the leading supplier of magnetic media sputtering equipment to the hard disk drive industry and offer leading-edge, high-productivity etch systems to the semiconductor industry.
Imaging Instrumentation Business: Intevac is a leader in the development of compact, cost-effective, high-sensitivity digital-optical products for the capture and display of low-light images and the optical analysis of materials. We provide sensors, cameras and systems for commercial applications in the inspection, medical, scientific and security industries, and for government applications such as night vision and long-range target identification.
For more information call 408-986-9888, or visit the Company’s website at www.intevac.com.
200 Lean® is a registered trademark of Intevac, Inc.
Safe Harbor Statement
This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to, the progress and expected growth relating to new product development, expected growth of its Imaging Instrumentation business and success of the CDS acquisition and management of the Company’s operating expenses. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the Company’s expectations. These risks include, but are not limited to: failure to increase Imaging Instrumentation revenues, manage operating expenses or introduce new products, each of which could have a material impact on our business, our financial results, and the Company’s stock price. These risks and other factors are detailed in the Company’s regular filings with the U.S. Securities and Exchange Commission.
[Financial tables on following pages]

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	3 months ended		12 months ended
	Dec 31,	Dec. 31,	Dec 31,	Dec. 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues
Equipment	$10,801	$92,819	$196,686	$248,482
Imaging	5,950	3,065	19,148	11,393

Total net revenues	$16,751	$95,884	$215,834	$259,875

Gross profit	7,819	39,111	96,043	100,959
Gross margin
Equipment	46.7%	40.9%	44.7%	39.1%
Imaging	46.7%	37.9%	42.6%	33.3%

Consolidated	46.7%	40.8%	44.5%	38.8%

Operating expenses
Research and development	8,860	9,614	40,137	30,036
Selling, general and administrative	6,056	7,241	28,470	22,924

Total operating expenses	14,916	16,855	68,607	52,960

Operating income (loss)
Equipment	(6,405)	22,936	32,903	52,223
Imaging	161	(1,125)	(2,919)	(4,826)
Corporate	(853)	445	(2,548)	602

Total operating income (loss)	(7,097)	22,256	27,436	47,999

Other income	3,487	1,338	8,142	3,778

Income (loss) before provision for income taxes	(3,610)	23,594	35,578	51,777
Provision for income taxes	(1,194)	2,253	8,233	5,079

Net income (loss)	($2,416)	$21,341	$27,345	$46,698

Income (loss) per share
Basic	($0.11)	$1.01	$1.28	$2.22
Diluted	($0.11)	$0.97	$1.23	$2.13
Weighted average common shares outstanding
Basic	21,580	21,161	21,447	21,016
Diluted	21,580	22,083	22,150	21,937
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CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	Dec. 31	Dec. 31,
	2007	2006
	(Unaudited)
ASSETS

Current assets
Cash, cash equivalents and short term investments	$138,658	$95,035
Accounts receivable, net	14,142	39,927
Inventories	22,133	37,942
Deferred tax assets	5,744	3,269
Prepaid expenses and other current assets	1,866	2,506

Total current assets	182,543	178,679

Long term investments	2,009	8,000
Property, plant and equipment, net	15,402	13,546
Investment in 601 California Avenue LLC	—	2,431
Deferred tax assets	1,601	1,312
Goodwill	7,905	—
Other long-term assets	3,653	2,035

Total assets	$213,113	$206,003

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Notes payable	$1,992	—
Accounts payable	7,678	$15,994
Accrued payroll and related liabilities	8,610	11,769
Other accrued liabilities	3,236	6,612
Customer advances	4,340	26,243

Total current liabilities	25,856	60,618

Other long-term liabilities	2,176	1,075
Shareholders’ equity
Common stock (a) ($0.001 par value)	22	99,468
Paid in capital (a)	119,974	7,319
Accumulated other comprehensive income	571	354
Retained earnings	64,514	37,169

Total shareholders’ equity	185,081	144,310

Total liabilities and shareholders’ equity	$213,113	$206,003

(a)	Reclassification related to Company’s Reincorporation in the State of Delaware.
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SUPPLEMENTAL INFORMATION REGARDING IMPACT OF THE ADOPTION OF SFAS 123(R)
The effect of recording stock-based compensation for the three- and twelve-month periods ended December 31, 2007 and December 31, 2006 were as follows (in Thousands, except per share amounts):

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31	Dec. 31,	Dec. 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)
Stock-based compensation by type of award:
Stock options	$1,525	$1,117	$5,517	$2,803
Employee Stock Purchase Plan	246	190	864	622
Amounts capitalized as inventory	(74)	(8)	(179)	(69)

Total stock-based compensation	1,697	1,299	6,202	3,356

Tax effect on stock-based compensation	582	186	1,426	403

Net effect on net income	$1,115	$1,113	$4,776	$2,953

Effect on earnings per share:
Basic	$0.05	$0.05	$0.22	$0.14
Diluted	$0.05	$0.05	$0.22	$0.13
Approximately $179,000 and $69,000 of stock-based compensation was capitalized to inventory during the years ending December 31, 2007 and December 31, 2006, respectively.